Exhibit (h)(6)

July 13, 2012

Baron Investment Funds Trust,

on behalf of its fund series as

set forth on Appendix I attached hereto

767 Fifth Avenue

New York, NY 10153

RE:	Fifth Amendment to Committed Line of Credit

Ladies and Gentlemen:

State Street Bank and Trust Company (the “Bank”) has made available to Baron Investment Funds Trust, a Massachusetts business trust (the “Borrower”), on behalf of its fund series from time to time listed on Appendix I to the Letter Agreement, as defined below (each such fund series, a “Fund”), a $100,000,000.00 committed, unsecured line of credit (the “Committed Line”) as described in a letter agreement dated July 20, 2007, by and between the Borrower and the Bank (as amended, the “Letter Agreement”). The obligations of the Borrower arising under the Committed Line are evidenced by a promissory note in the original principal amount of $100,000,000.00 dated July 20, 2007 executed by the Borrower in favor of the Bank (the “Note”). Any capitalized term not otherwise defined herein shall have the same meanings as set forth in the Letter Agreement.

The Borrower and the Bank have agreed to extend the Committed Line for an additional 364-day period from the date hereof and to amend the Letter Agreement as set forth below. Therefore, for good and valuable consideration, the receipt of which is hereby acknowledged, the Borrower and the Bank hereby agree as follows:

I.	Amendments to Letter Agreement

Subject to the terms and conditions hereof, the Letter Agreement is hereby amended as follows:

(a) Subject to the terms and conditions hereof, Section I(1) of the Letter Agreement is hereby amended by replacing “July 13, 2012” in the first sentence of such Section with “July 12, 2013”.

II.	Miscellaneous

1. Other than as amended hereby, all terms and conditions of the Letter Agreement and all related Loan Documents are ratified and affirmed as of the date hereof and extended in order to give effect to the terms hereof.

2. The Borrower, for itself and on behalf of each of its Funds, represents and warrants to the Bank as follows: (a) no Default or Event of Default has occurred and is continuing on the date hereof under the Loan Documents; (b) each of the representations and warranties of the Borrower contained in the Letter Agreement is true and correct in all material respects on and as of the date of this letter amendment; (c) the execution, delivery and performance of this letter amendment, and the Loan Documents, as amended hereby (collectively, the “Amended Loan Documents”): (i) are, and will be, within the Borrower’s or Fund’s power and authority, (ii) have been authorized by all necessary proceedings, (iii) do not, and will not, require any consents or approvals including from any

Baron Investment Funds Trust,

on behalf of its fund series as

set forth on Appendix I attached hereto

July 13, 2012

governmental authority other than those which have been received, (iv) will not contravene any provision of, or exceed any limitation contained in, the declaration of trust or by-laws or other organizational documents of the Borrower or Fund or any law, rule or regulation applicable to the Borrower or Fund, (v) do not constitute a default under any other agreement, order or undertaking binding on the Borrower or Fund, and (vi) do not require the consent or approval of any other party other than for those consents and approvals which have been received; and (d) each of the Amended Loan Documents constitutes the legal, valid, binding and enforceable obligation of the Borrower and each such Fund, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

3. Upon receipt of a fully executed copy of this letter amendment and such other documents or instruments as the Bank may reasonably request, this letter amendment shall constitute an amendment to the Letter Agreement to be governed by the laws of the State of New York.

4. This letter amendment may be executed in counterparts each of which shall be deemed to be an original document.

[Remainder of Page Intentionally Left Blank.]

If the foregoing is acceptable to you, please have an authorized officer of the Borrower execute this letter amendment below where indicated and return the same to the undersigned.

Very truly yours,

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Karen A. Gallagher
Karen A. Gallagher, Vice President

Agreed to and accepted:

BARON INVESTMENT FUNDS TRUST,

on behalf of each of:

Baron Asset Fund

Baron Growth Fund

Baron Small Cap Fund

Baron Opportunity Fund

Baron Fifth Avenue Growth Fund

By:	/s/ Patrick M. Patalino
Name:	Patrick M. Patalino
Title:	General Counsel

APPENDIX I

Funds and Borrowing Percentages

Name	Borrowing Percentage

Baron Investment Funds Trust, on behalf of each of:

Baron Asset Fund	5.00%
Baron Growth Fund	15.00%
Baron Small Cap Fund	15.00%
Baron Opportunity Fund	15.00%
Baron Fifth Avenue Growth Fund	15.00%